ASSET PURCHASE AGREEMENT

                                  By and Among

           TAKEMEONVACATION, LLC, a Florida limited liability company

            RVM PROMOTIONS, LLC, a Florida limited liability company

             RVM VACATIONS, LLC, a Florida limited liability company

                                       and

                    LEISURE PLAN, INC., a Florida corporation

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                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

ARTICLE 1  Definitions........................................................1

ARTICLE 2  Purchase and Sale of Assets........................................11

ARTICLE 3  No Assumption of Liabilities.......................................17

ARTICLE 4  Closing............................................................21

ARTICLE 5  Representations and Warranties of Seller...........................22

ARTICLE 6  Representations and Warranties of Purchaser and Bluegreen..........32

ARTICLE 7  Covenants of Seller and Purchaser..................................33

ARTICLE 8  Survival of Representations and Warranties and Indemnification.....36

ARTICLE 9  Miscellaneous......................................................39

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                           LIST OF SCHEDULE REFERENCES

  Schedule                         Title                                  Page
  --------                         -----                                  ----

Schedule 1.4(m)  Seller's Pipeline of Domestic Vacation Ownership
                 Tours and Vacation Packages ..........................   i
Schedule 1.4(o)  Deposit Reimbursement Schedule .......................   ii
Schedule 1.13    Consulting Agreement .................................   iii
Schedule 1.15    Contracts of Seller ..................................   iv
Schedule 1.23    Employment Agreements ................................   v
Schedule 1.27    Excluded Assets ......................................   vi
Schedule 1.34    Intellectual Property ................................   vii
Schedule 1.35    Inventory ............................................   viii
Schedule 1.41    Leases ...............................................   ix
Schedule 1.43    Licenses of Seller ...................................   x
Schedule 1.54    Personal Property ....................................   xi
Schedule 1.59    Software .............................................   xii
Schedule 2.3     Business Plan ........................................   xiii
Schedule 2.4     Transfer Taxes and Closing Adjustments ...............   xiv
Schedule 2.5     Wiring Instructions ..................................   xv
Schedule 2.6     Allocation of Purchase Price .........................   xvi
Schedule 5.1     Organization, Standing and Foreign Qualification .....   xvii
Schedule 5.9     Title to Assets; Encumbrances ........................   xviii
Schedule 5.19    Compliance with Law ..................................   xix
Schedule 5.21    Absence of Certain Changes or Events .................   xx
Schedule 5.27    Consumer Liability Claims ............................   xxi
Schedule 5.31    Unfulfilled Consumer Purchase Commitments and
                 Outstanding Bids .....................................   xxii
Schedule 5.32    Seller's Purchase Commitments and Outstanding Bids ...   xxiii
Schedule 4.4(b)  Bill of Sale .........................................   xxiv
Schedule 4.4(c)  Assumption Agreement .................................   xxv
Schedule 4.4(e)  Opinion of Counsel to Seller .........................   xxvi
Schedule 4.4(f)  Opinion of Counsel to Purchaser ......................   xxvii
Schedule 12.16   Personal Obligations of Kevin Sheehan ................   xxviii


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

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 30th day of September, 2002, by and among TakeMeOnVacation, LLC, a Florida limited liability company (hereinafter "TMOV"), RVM Promotions, L.L.C., a Florida limited liability company (hereinafter "RVM"), and RVM Vacations, LLC, a Florida limited liability company (hereinafter "RVMV") each of whose principal business address is 2900 Gateway Drive, Pompano Beach, Florida 33069 (TMOV, RVM and RVMV are collectively hereinafter referred to as the "Seller") and Leisure Plan, Inc., a Florida corporation (hereinafter referred to as "Purchaser"), whose principal business address is 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. Bluegreen Corporation, a Delaware corporation (hereinafter "Bluegreen"), which owns all of the stock of Purchaser, joins in this Agreement to the extent specifically set forth herein.

                              W I T N E S S E T H:

      WHEREAS, Seller is in the business of marketing Timeshare Interests and producing and generating Leads and Prospects for the acquisition of Timeshare Interests (the "Business"), through travel and vacation programs;

      WHEREAS, Seller desires to sell to Purchaser certain Assets, as defined in
Section 1.4, that are related to or used in connection with the Business and Purchaser desires to purchase the Assets, all upon the terms and conditions set forth in this Agreement; and

      WHEREAS, the parties hereto wish to document their understandings and agreements in this regard;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

      1.1 "Accommodations" shall mean any apartment, condominium or cooperative unit, cabin, lodge, hotel or motel room, campground or other private or commercial structure which is situated on real or personal property and designed for occupancy or use by one or more Persons.

      1.2 "Affiliate" of a Person shall mean, when used with respect to a specified Person, (i) another Person that, either directly or indirectly through one or more intermediaries, controls or

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is controlled by or is under common control with the Person specified; (ii) any officer, director or Manager (as relates to any limited liability company) of such Person; (iii) if such Person is an officer, director or Manager of another Person, any company for which such Person acts in such capacity; and (iv) if such Person is a natural person, any relative of or trust for the benefit of such Person or any relative of such Person and shall include by way of example and not limitation, as pertains to Seller, Paramount Marketing Consultants, Inc.

      1.3 "Agreement" shall mean this Asset Purchase Agreement, including the Schedules attached hereto.

      1.4 " Assets" shall mean all of the assets, properties and rights of Seller (excepting Excluded Assets) of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to or utilized in the Business, directly or indirectly, in whole or in part, in existence on the date hereof, whether or not carried on the Books and Records of Seller, and wherever located, which Assets are intended by way of example and not limitation, to include the entire marketing operating system of Seller to include the Seller's
(i) Lead and Prospect production and generation system, (ii) telemarketing vacation packages and tour and travel sales, (iii) reservation and reservations systems, (iv) vacation, travel and tour fulfillment, (v) marketing presentations, (vi) comprehensive tracking and reporting capability in respect to the foregoing and (vii) the integration of the foregoing with vacation, travel and tour planning and sales, (collectively "the System"), including but not limited to the following:

            (a) the Personal Property;

            (b) the Inventory;

            (c) the Intellectual Property;

            (d) the Contracts of Seller;

            (e) to the extent transferable, the Licenses, but excluding Seller's business license;

            (f) the goodwill of the Business, including, but not limited to, goodwill associated with the trademarks, service marks, and trade names and the name "TakeMeOnVacation" and "RVM";

            (g) all rights, chooses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against Third Parties relating to the Business, including the Intellectual Property infringements or to the goodwill of the Business;

            (h) all intangible personal property and assets including, without limitation, franchises, guarantees, warranties, indemnities, certificates of authority, and waivers and, the merchant account and credit card processing facilities as referred to in Section 3.5.;

            (i) customer, Lead and Prospect files, lists and databases, mailing lists, supplier


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

files, all other files, records, drawings, catalogues, stationery, advertising materials and other documents (or copies thereof) related to the Assets or the Business, and the use of any telephone numbers that are used in the operation of the Business and any other tangible assets owned by Seller on the Closing Date and used in the Business;

            (j) the Software, telecommunication systems and processes, documentation, related hardware, related maintenance agreements and any and all prepayments and deposits relating to the System or any of the foregoing;

            (k) Seller's Business methods and processes, including without limitation, its internet-based marketing strategies and concepts, technology-based marketing processes and services, and permission-based marketing strategies and techniques;

            (l) Seller's tour and travel club, known as Leisuretivity, and all related databases, customer lists, transactions and information;

            (m) Seller's pipeline, including the database related thereto, of sold hooked and unhooked domestic Timeshare Interests tours and travel or vacation packages (the "Pipeline"); which Pipeline, as of a date within five (5) Business Days prior to the Closing Date, is set forth on SCHEDULE 1.4(m) attached to this Agreement and incorporated herein by this reference; and

            (n) any cash and cash equivalents and any accounts receivables or membership payments (including Prospect payments and Leisuretivity member payments) due and owing to Seller as relate to any benefits which are assumed to be performed and satisfied by Purchaser under this Agreement, including Prospect travel fulfillment and Leisuretivity benefits as set forth in Section 3.3 hereof.

            (o) All deposits and all monetary reserves on account with any hotels or other facilities, contractors or vendors, including hotel room reservation deposits; provided, however, that Purchaser shall reimburse Seller at Closing for such deposits in the amounts set forth in SCHEDULE 1.4(o) attached to this Agreement and incorporated herein by this reference.

      1.5 "Balance Sheet Date" shall mean June 30, 2002.

      1.6 "Books and Records" shall mean all records of Seller pertaining to the Assets, Business, properties, business operations, accounts, financial condition, contractors, customers or suppliers of the Seller, regardless of whether such Books and Records are maintained for tax or financial reporting purposes.

      1.7 Business" shall be as defined in the preamble of this Agreement.

      1.8 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banks in the State of Florida are authorized or required to be closed.

      1.9 "Business Subsidiary" shall mean Leisure Plan, Inc., a Florida corporation.


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

      1.10 " Closing" shall mean the consummation of the Asset acquisition and the receipt of other Transaction Documents contemplated by this Agreement which Closing shall be deemed to have occurred upon receipt of the Initial Purchase Price by Seller.

      1.11 " Closing Date" shall mean the opening of business on the date hereof.

      1.12 " Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      1.13 "Consulting Agreement" shall mean that certain Consulting Agreement attached hereto as SCHEDULE 1.13 to be executed on the Closing Date by Purchaser and Kevin Sheehan, as Consultant.

      1.14 " Contract" shall mean any written or oral contract, agreement, understanding, lease, usufruct, license plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which any Person is a party or that is binding on any Person or its securities, assets or business.

      1.15 "Contracts of Seller" shall mean the Contracts to which Seller is a party and the Berkley Prospect Generation Contract referred to in Section 9.13. Each Contract of Seller is identified on SCHEDULE 1.15 attached hereto.

      1.16 "Cumulative Amount" shall mean a maximum of Fifteen Million ($15,000,000.00) Dollars payable by Purchaser to Seller, inclusive of the Initial Purchase Price, the Deferred Purchase Payment and all or any portion of the Earn Out Payment payable during the Earn Out Period.

      1.17 "Damages" shall mean losses, liabilities, damages, Taxes, reasonable costs and reasonable expenses (whether or not arising out of Third-Party claims), including, without limitation, interest, penalties, reasonable attorneys' fees and all other reasonable amounts paid in investigation, defense or settlement of any lawsuit or claim. The term "Damages" is not limited to matters asserted by Third Parties against Seller or against Purchaser or their Affiliates, but includes Damages incurred or sustained by Seller or by Purchaser or their Affiliates in the absence of Third Party claims.

      1.18 " Default" shall mean (1) a breach of, default under, or misrepresentation in or with respect to any Contract or License, including this Agreement, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract or License, including this Agreement, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract or License or to accelerate, increase, or impose any Liability under any Contract or License, including this Agreement.

      1.19 "Deferred Purchase Price Payment" shall mean the amount of Five
Hundred


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Thousand ($500,000.00) Dollars payable by Purchaser to Seller in accordance with
Section 2.2(a)(ii) of this Agreement.

      1.20 "Earn Out Payment" shall mean the total dollar amount determined pursuant to Section 2.3 of this Agreement.

      1.21 "Earn Out Period" shall mean the period beginning on the Closing Date and continuing through December 31, 2007 or upon the payment by Purchaser to Seller of the Cumulative Amount, whichever shall first occur.

      1.22 "Employee Benefit Plan" shall mean collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by Seller or any Subsidiary or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. The "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee of Seller or any Subsidiary, or Affiliate thereof or any dependent or beneficiary thereof, maintained by Seller or any Subsidiary or under which Seller or any Subsidiary or any Affiliate thereof has any Liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funding or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of Seller or any Subsidiary (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

      1.23 "Employment Agreements" shall mean those certain Employment Agreements in the forms attached hereto as SCHEDULE 1.23 to be executed by Purchaser as employer and (i) Clayton Gring, Jr., (ii) Donald Kerekes (iii) Elizabeth Jowers, (iv) Bruce Bateman, (v) Keith Hill, and (vi) Kim Plunkett, respectively, as employees.

      1.24 "Encumbrance" shall mean any Lien, judgment, pledge, claim, option, right of first refusal or offer, charge, easement, lease, security interest, other right, title or interest of any Third Party other than (i) for non-delinquent Taxes and non-delinquent statutory liens arising other than by reason of Default, (ii) statutory liens of landlords, liens created pursuant to any Leases and liens of carriers, warehouseman, mechanics and materialmen incurred in the ordinary course of business or (iii) encumbrances which are not material to the Asset encumbered.


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

      1.25 "ERISA" shall mean Employee Retirement Income Security Act of 1974, as amended.

      1.26 "ERISA Plan" shall mean any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

      1.27 "Excluded Assets" shall mean the Total Purchase Price and all of Seller's rights under this Agreement, Seller's minute book and member records and those assets listed in SCHEDULE 1.27 attached hereto, all of which are not part of the Assets that are being transferred to Purchaser.

      1.28 "Financial Statements" shall mean (i) the audited financial statements of Seller through December 31, 2001 and (ii) the reviewed financial statements accompanied by accountant's letter through the Balance Sheet Date, together with statements of income and expenses and the notes thereto and any reports thereon of Seller's accountants. Financial Statements shall include and reflect therein all accounts receivable of Seller as of the respective dates of such Financial Statements.

      1.29 "Fiscal Year" shall mean the period from the Closing Date through December 31, 2002, and each of the years ending on December 31, 2003, 2004, 2005, 2006 and 2007.

      1.30 "GAAP" shall mean United States generally accepted accounting principles consistently applied.

      1.31 "Governmental Authority" shall mean any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, court authority, board or body of Seller.

      1.32 "Indebtedness" with respect to any Person, shall mean and include the aggregate amount of without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, and all reimbursement or other obligations of such Person in respect of letters of credit, banker's acceptances, interest rate swaps or other financial products (excluding performance bonds or bid bonds); (iii) all obligations of such Person to pay the deferred acquisition price of assets or services, exclusive of trade payables which, by their terms, are due and payable within ninety (90) calendar days after the creation thereof; (iv) all capital lease obligations of such Person;
(v) all obligations or liabilities of others secured by a Lien on any assets owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such asset; (vi) any guarantees of such Person of any Indebtedness of another Person; and (vii) any unfunded or underfunded employee benefit obligation of such Person.

      1.33 "Initial Purchase Price" shall mean the amount of Two Million ($2,000,000.00) Dollars to be paid to Seller by Purchaser at Closing on the Closing Date in accordance with Section 2.2 of this Agreement.


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

      1.34 "Intellectual Property" shall mean patents, patent applications, patent rights, trademarks, trademark registration, trademark applications, service marks, business marks, trade names, brand names, all other names and slogan embodying business or product good will (or both), copyright registrations, copyrights (including those in computer programs, Software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), trade secrets, know how, mask works, industrial designs, formulae, processes and technical information, including confidential and proprietary information, and any rights under licenses to any of the foregoing, whether or not subject to statutory registration or protection, which by way of example and not limitation include the items identified on SCHEDULE 1.34 attached hereto.

      1.35 "Inventory" shall mean all the Seller's inventories held for sale in the ordinary course of business to customers of the Seller, such as print materials and videos, which by way of example and not limitation, include the items identified on SCHEDULE 1.35 attached hereto.

      1.36 "IRS" shall mean the Internal Revenue Service of the United States of America.

      1.37 "Knowledge" shall mean those facts or other matters of which a Person is actually aware, or should have been, in the exercise of ordinary care, aware of.

      1.38 "Law" shall mean any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

      1.39 "Lead" shall mean any Person on any database or list of Seller who may or has been offered a promotion by Seller (Seller agrees that such Leads are to be used after Closing only as determined by Purchaser, which use may include use by Purchaser, any Affiliate of Purchaser, any Third Party, the Seller or an Affiliate of Seller all as may from time to time be determined by Purchaser (i.e. determined by Purchaser to be usable by Excalibur, an Affiliate of Seller, on terms agreed to by Purchaser and Excalibur). Purchaser acknowledges that any Lead who owns a timeshare interest acquired from a timeshare developer other than an Affiliate of Purchaser shall be excluded from the database or list of Leads from and after the date of acquisition of such timeshare interest by such owner.

      1.40 "Leased Personal Property" shall mean all Personal Property that is not owned by Seller that Seller either uses or has the right to use in the Business.

      1.41 "Leases" shall mean all of the leases listed on the SCHEDULE 1.41 attached hereto.

      1.42 "Liability" shall mean any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated,


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

matured, unmatured or otherwise.

      1.43 "License" shall mean any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business. Each Material License of Seller is identified on SCHEDULE
1.43 attached hereto.

      1.44 "Lien" shall mean any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, encroachment, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

      1.45 "Litigation" shall mean any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential liability or requesting information relating to or affecting Seller, the Business, the Assets (including, without limitation, Contracts of Seller), or the transactions contemplated by this Agreement.

      1.46 "Loss" shall mean any and all direct or indirect demands, claims, payments, refunds, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, restitution, actions, causes of action, suits, losses, Damages, punitive, exemplary or consequential damages payable in respect to or related to any of the Assets or Business (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultant's fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise.

      1.47 "Material" or "Materially" shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

      1.48 "Material Adverse Change" or "Material Adverse Effect" shall mean any Material adverse change in or effect on (i) the Business, operations, assets, Liabilities, condition (financial or otherwise), results of operations, or prospects, (ii) the ability of a party to consummate the transactions contemplated by this Agreement or any of the Other Agreements to which it is or will be a party, or (iii) the ability of a party to perform any of its obligations under this Agreement or any of the Other Agreements to which it is or will be a party, if such change or effect Materially impairs the ability of such party to perform its obligations hereunder or thereunder, taken as a whole; provided, however, that a Material Adverse Change or Material Adverse Effect shall not include events or conditions generally affecting the Timeshare Interest industry generally or effects resulting from general economic conditions (including changes in real estate values or travel patterns), changes in accounting practices or changes in Laws that do not have a materially more adverse effect on such Person than that experienced by similarly situated Persons.


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

      1.49 "Net Operating Profit of the Business" shall mean the pre-tax operating income (loss) of the Business Subsidiary plus any indemnification payments received from the Seller pursuant to the terms of this Agreement (to the extent that the Business Subsidiary had previously incurred a Loss or expense that resulted in such indemnification payment). The pre-tax operating income (loss) of the Business Subsidiary shall be determined in accordance with GAAP, consistent with provisions of Section 2.3(c)(5). In addition, Net Operating Profit of the Business Subsidiary will be reduced by a reserve equal 50% of the fees paid to the Business Subsidiary by Leisuretivity members after the Closing and will be utilized to pay any Liabilities related to Leisuretivity activities. Each reserve will be reversed one year after its creation.

      1.50 "Order" shall mean any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

      1.51 "Other Agreements" shall mean the agreements, documents, assignments and instruments to be executed and delivered by Seller pursuant to this Agreement.

      1.52 "Payment Date" shall mean five (5) Business Days after the final determination of the Earn Out Payment as provided in Section 2.3 hereof, unless the Seller shall otherwise agree in writing.

      1.53 "Person" shall mean a natural person or any legal, commercial or Government Authority, including, without limitation, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, firm, business association or other entity.

      1.54 "Personal Property" means collectively all furniture, fixtures, furnishings, machinery, equipment, tools, leasehold improvements and other tangible personal property or interests therein owned, leased or used by Seller in the Business; which by way of example and not limitation includes the items identified or SCHEDULE 1.54 attached hereto.

      1.55 "Prospect" shall mean any Person who acquired a vacation or accepted a promotional offering from Seller.

      1.56 "Real Property Premises" shall mean the property and improvements, located at 2900 Gateway Drive, Pompano Beach, Florida 33069 therein owned, leased, occupied, used or controlled by Seller as of the date of this Agreement and all buildings, structures, fixtures and other improvements located thereon.

      1.57 "Representative" shall mean any member, manager, officer, director, principal, attorney, agent, employee or other representative.

      1.58 "Seller's Accountant" shall mean the independent certified public accounting firm retained by Seller in connection with the determination of the Calculated Amounts under


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

Section 2.3 of this Agreement.

      1.59 "Software" shall mean any and all (i) computer programs (and all licenses to use related thereto), including software implementations of algorithms, models and methodologies, whether in source code or object code,
(ii) databases and compilations, including any and all data relating to Prospects and collections of such data, whether machine readable or otherwise,
(iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation, including user manuals and training Software, relating to any of the foregoing, in each case developed or licensed by the Seller, or used in or necessary for the conduct of its Business, which by way of example and not limitation includes the items on SCHEDULE 1.59 attached hereto.

      1.60 "Subsidiary" shall mean any Person of which at least a majority of the securities or interests, having by the terms thereof, ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person which is at the time directly or indirectly owned or controlled by another Person, or by any one or more Subsidiaries of such other Person, or by such other Person and one or more of its Subsidiaries or Affiliates.

      1.61 "Tax" or "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not.

      1.62 "Tax Returns" shall mean all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

      1.63 "Third Party" or "Third Parties" shall mean any Person that is not Purchaser or Seller or an Affiliate of Purchaser or Seller.

      1.64 "Timeshare Interest" shall mean interest in any arrangement, plan, scheme or similar device, whether by membership agreement, tenancy in common, sale, lease, deed, rental agreement, license, or right to use agreement or by any other means, whereby a Person by means of a voluntary transfer receives ownership rights (other than as security for an obligation) in or a right to use Accommodations, for a period of time less than a full year during any given year, but not necessarily for consecutive years.

      1.65 "Total Purchase Price" shall mean the total consideration actually paid to Seller by Purchaser for the purchase of the Assets pursuant to this Agreement and which shall be calculated in accordance with Article 2 of this Agreement.

      1.66 "Transaction Documents" shall mean, collectively, the Employment Agreements, the Consulting Agreement and any Other Agreements, documents, certificates and instruments executed and delivered pursuant to this Agreement.

      1.67 "Undisclosed Liabilities" shall mean any Liability that is not fully reflected or reserved against in the Financial Statements (as is required pursuant to GAAP) or fully disclosed in a Schedule attached to this Agreement other than Liabilities incurred by the Seller in the ordinary course of business after June 30, 2002, which do not have a Material Adverse Effect.

                                    ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

      2.1 Sale of Assets. The Seller hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, on the Closing Date, all right, title and interest of Seller, legal or equitable, in and to all of the Assets, free and clear of any and all Liens.

      2.2 "Purchase Price."

            (a) Purchaser shall pay to Seller on the dates as provided herein, in consideration of the sale, transfer, assignment, conveyance and delivery of the Assets, the Total Purchase Price as follows:

                  (i) At the Closing, Purchaser shall pay to Seller the Initial Purchase Price.

                  (ii) One hundred eighty (180) days following the Closing Date, Purchaser shall pay to Seller the Deferred Purchase Price Payment;

            (b) By execution herein below, Bluegreen Corporation guarantees the payment, when due, by Purchaser to Seller of the Initial Purchase Price, the Deferred Purchase Price Payment and those portions of the Earn Out Payment earned by Seller during the Earn Out Period, as provided for in this Agreement and payment, when due, all Liabilities as are assumed by Purchaser in accordance with the provisions of Article 3 of this Agreement. Bluegreen Corporation also, by execution hereinbelow, guarantees performance of all obligations under this Agreement to be performed following the Closing Date by it or Purchaser.

      2.3 Earn Out Payment. Purchaser shall pay to Seller on the Payment Dates those portions of the Earn Out Payment earned during the Earn Out Period as determined in accordance with this Section.

            (a) Until the Cumulative Amount has been paid in full by Purchaser to Seller, Purchaser shall pay to Seller, on each Payment Date, the portion of the Earn Out Payment earned during the Earn Out Period, as set forth in and in accordance with the terms of this section.

                  (i) For each Fiscal Year, the Purchaser shall cause its independent certified public accountant to prepare within one hundred twenty
(120) days following the end of each fiscal year audited financial statements of the Business Subsidiary which shall include a calculation of the Net Operating Profit of the Business Subsidiary for such Fiscal Year. Purchaser shall promptly provide such financial statements to Seller upon Purchaser's receipt thereof.

                  (ii) The Earn Out Payment during the Earn Out Period shall be determined and paid as follows:

                        (a) the Purchaser shall pay to Seller an amount equal to seventy-five (75%) percent of the Net Operating Profit of the Business Subsidiary until Seller has been paid by Purchaser Five Million ($5,000,000.00) Dollars of the Cumulative Amount.

                        (b) After Purchaser has paid Seller Five Million ($5,000,000.00) Dollars of the Cumulative Amount, then, thereafter, Purchaser shall pay Seller an amount equal to fifty (50%) percent of the Net Operating Profit of the Business Subsidiary until Seller has been paid by Purchaser an additional Five Million ($5,000,000.00) Dollars (i.e., a total of Ten Million ($10,000,000.00) Dollars) of the Cumulative Amount.

                        (c) After Purchaser has paid Seller Ten Million ($10,000,000.00) Dollars of the Cumulative Amount then, thereafter, Purchaser shall pay Seller an amount equal to twenty-five (25%) percent of the Net Operating Profit of the Business Subsidiary until Purchaser has paid Seller an additional Five Million ($5,000,000.00) Dollars (i.e. a total of Fifteen Million ($15,000,000.00) Dollars).

            (b) Any payment of an Earn Out Payment as set forth in this Section shall be made by wire transfer of immediately available funds to a bank designated by Seller.

            (c) Operations of the Business of TMOV. From the Closing Date to the expiration of the Earn Out Period, the operations of the Business Subsidiary for each Fiscal Year shall be managed as a separate, stand alone entity. The Business Subsidiary shall conduct the Business substantially in accordance with a Operating Budget agreed to by Seller and Purchaser and attached hereto as
SCHEDULE 2.3. Such "Operating Budget" shall be a detailed Operating Budget for the applicable time period which Operating Budget shall include at least the following items:

                  (1) an income statement, balance sheet and cash flow forecast, together with selling, general and administrative expense summaries and assumptions on which the operating budget is based;

                  (2) a capital expenditure budget for the applicable time period setting forth both total anticipated capital expenditure and each such anticipated expenditure in excess of Twenty Five Thousand ($25,000.00) Dollars, together with the business justifications therefore;

                  (3) shall take into account the objectives, goals and targets and changes in strategy and business operations for the coming time period. At least one hundred twenty (120) days prior to the commencement of each Fiscal Year, Purchaser shall review such Operating Budget for the forthcoming Fiscal Year and shall submit any proposed changes to the same not less than sixty (60) days prior to the commencement of each Fiscal Year to Seller. If within thirty
(30)
days after receipt thereof, Seller disagrees with the proposed changes to such Operating Budget, Seller shall inform Purchaser, in writing, of such disagreement and the parties shall seek to reconcile their differences in respect to the proposed changes to the Operating Budget for the forthcoming Fiscal Year. If at any time the Purchaser and Seller have not reconciled any such difference (or for any reason such Operating Budget does not exist for any particular year), then Purchaser shall conduct the Business Subsidiary and the affairs and operations of the Business in a manner substantially consistent with the Operating Budget attached hereto.

                  (4) During the Earn Out Period, the Business Subsidiary shall be operated in an ordinary course of business, with the Operating Budget operating as a guide therefore (except that the Business Subsidiary will no longer accept new members respecting Leisuretivity nor shall there be any marketing of Leisuretivity by any method; provided, however, the Business Subsidiary may continue to fulfill private label clubs (including by way of example without limitation such club related to Cross Media) as have been established or offered in conjunction with activities of Leisuretivity). Notwithstanding anything in this Agreement or otherwise to the contrary, while it is intended that the Business Subsidiary will operate as set forth herein, nothing herein shall require any Affiliate of the Business Subsidiary to incur any expense on behalf of or make any contribution to the Business in excess of One Million ($1,000,000.00) Dollars. During the Earn Out Period, the Business Subsidiary will be operated in such a manner not to commingle any other business, operations or liabilities with the Business Subsidiary excepting as mutually agreed to between Seller and Purchaser. Without the prior written consent of Seller, during the Earn Out Period, there shall be no expenses imposed upon the Business Subsidiary by any Affiliate of Purchaser, including without limitation, any corporate overhead charges, general and administrative expense allocation or charges or expenses relating to accounting, human recourses, legal and compliance and information technology nor will any services or products be provided to the Business Subsidiary by an Affiliate of Purchaser, except at rates that are at least as favorable as the Business Subsidiary could obtain from Third Parties.

                  (5) Specifics of the Operation of the Operating Budget. Bluegreen Corporation, an Affiliate of Purchaser, shall provide to the Business Subsidiary during the Earn Out Period its corporate services relating to general and administrative services reasonably necessary or desirable for the operation of the Business and Business Subsidiary, including without limitation, accounting, human resources, legal and compliance and information technology services and the Business Subsidiary shall be charged therefore, for these services, only in amount of twenty ($20.00) dollars per net Prospect tour generated by the Business Subsidiary to any location; provided, however, that the providing of such services for the foregoing amount shall not include cost and expenses of employees, or Third Parties providing services to the Business Subsidiary and is limited to the corporate services that Bluegreen Corporation provides to itself or its Affiliates for similar matters. In addition, the Business Subsidiary will charge Affiliates of Purchaser, including Bluegreen Corporation and its subsidiaries, for the generation and production of each Prospect as follows: two hundred eighty ($280.00) dollars for a day drive; three hundred seventy-five ($375.00) dollars for a mini-vacation (containing one or two nights vacation); four hundred fifty ($450.00) dollars for an extended stay vacation (three (3) nights or more) and twenty-five ($25.00) dollars per unique vacation package making a reservation processed by the Business Subsidiary for any such Affiliate in respect to any reservation of a mini vacation not sold by the Business

Subsidiary. The Operating Budget shall include as an expense of the Purchaser (and for purposes of calculation of any Earn Out payment such calculation shall include as an expense of the Purchaser) the cost and expenses of those employees referred to in Paragraph 7.4 of this Agreement, to the extent that such employees render or provide services to Purchaser, regardless of whether such employees are employed by Purchaser, or any Affiliate of Purchaser, including Bluegreen Corporation. For purposes of the foregoing, such calculations shall include all such costs and expenses payable or associated with such employees.

                  (6) Rights. Subject to the terms of this Agreement, Bluegreen Corporation and its respective agents, officers, directors and designates shall have the same authority over the Business Subsidiary from and after the Closing Date as they may have over other Subsidiaries of Bluegreen Corporation.

                        (a) Computations. All audited financial statements of the Business Subsidiary as provided for in this Paragraph 2.3 shall be prepared in accordance with GAAP.

                        (b) Dispute Procedure. If there should be any disagreement between Seller and Purchaser as to the proper computation of the Calculated Amounts, Seller's Accountant and an independent certified public accountant retained by Purchaser at Purchaser's expense, shall undertake to reach agreement as to Calculated Amounts and shall promptly notify Seller and Purchaser in writing as to such agreement. Any such agreement by such accountants shall be conclusive and binding upon the Purchaser and Seller. If within twenty (20) Business Days after the matter is referred to them, the independent certified public accountant of Purchaser and Seller's Accountant are unable to agree as to the Calculated Amount, such accountants jointly shall promptly select a third independent certified public accounting firm (the "Third Accountant"). The Third Accountant shall, within twenty (20) Business Days after the matter is referred to the Third Accountant notify Purchaser and Seller in writing of its determination of the Calculated Amount. Any such determination by the Third Accountant shall (i) not be greater than the Calculated Amount as determined by Seller's Accountant nor be less than the Calculated Amount as determined by the accountants retained by Purchaser, and (ii) be conclusive and binding upon the parties hereto.

                        (c) Fees and Expenses. The fees and expenses of the Third Accountant and all other costs associated with any dispute in which a Third Accountant is appointed, shall be paid by the non-prevailing party in the resolution procedure set forth above, provided that Purchaser and Seller shall each be responsible for its own attorneys' fees, accountants' fees and other expenses incurred in accordance with the dispute. For purposes of this Section, the non-prevailing party shall be considered to be the party whose proposed Calculated Amount differs the most, in the aggregate, from the Calculated Amount determined by the Third Accountant.

                        (d) Limitations on Earn Out Payments. Notwithstanding anything to the contrary contained in this Agreement (i) the portion of Earn Out Payment payable to Seller shall be decreased by any offset that is permitted to be taken by Purchaser as to Seller as provided in this Agreement and for any Losses ultimately determined to be owing to Purchaser by

Seller, to include any Default by Seller of this Agreement or any Seller obligation to indemnify, (ii) the aggregate Earn Out Payment payable pursuant to this Paragraph shall in no event exceed the Cumulative Amount less the Initial Purchase Price and the Deferred Purchase Price Payment and (iii) there is no guaranty by Purchaser or any other Person that the Earn Out Payments will, in the aggregate together with the Initial Purchase Price and the Deferred Purchase Price Payment, equal the Cumulative Amount.

                        (e) Arbitration of Foregoing Limitations on Earn Out Payments. In the event that Purchaser believes that a portion of the Earn Out Payment payable to Seller is to be decreased by any offsets as permitted hereinabove or as otherwise stated in this Agreement, then, Purchaser shall provide notice to Seller of such right of offset in the manner provided herein for the giving of notices. Purchaser and Seller shall then, for a period of thirty (30) days, undertake in good faith to reach agreement as to whether there has been a Loss allowing Purchaser to decrease the Earn Out Payment payable to Seller or otherwise resolve their differences concerning such allegations. Purchaser and Seller shall cooperate with respect to revision of information useful in determining whether there is an offset and the nature of circumstance concerning such. If, after such time, Seller and Purchaser are unable to agree as to whether there has been a Loss to which Purchaser is entitled to offset against an Earn Out Payment payable to Seller, then Seller and Purchaser shall submit the question of whether there has been or is a Loss entitling Purchaser to an offset as against an Earn Out Payment payable to Seller, and a determination as to the amount of the Earn Out Payment to binding arbitration in Boca Raton, Florida, before a single Arbitrator ("Arbitrator") in accordance with the then-prevailing rules of the American Arbitration Association.

                              The Arbitrator shall first determine whether there
has been a any Default by Seller under this Agreement or any Default by Kevin Sheehan of the Consulting Agreement between Purchaser and Kevin Sheehan. If the Arbitrator determines that there has not been such a Default, the Earn Out Payment shall be as determined at the relevant time as provided herein without offset. If the Arbitrator determines that there has been such a Default, then the Arbitrator shall determine the amount of the Earn Out Payment payable to Seller, taking into account the nature of the Default, the Loss resulting therefrom. The determination of the Arbitrator as to the matters submitted for arbitration hereunder shall be conclusive and binding upon Seller and Purchaser.

                        (f) No Third Party Beneficiaries. The Earn Out Payment hereunder shall inure to the benefit of and be binding upon Seller and Purchaser hereto and their respective heirs and permitted successors and assigns. Nothing in this Section, expressed or implied, is intended to or shall (i) confer on any Person or entity other than the parties hereto or their heirs or permitted successors or assigns, any obligations or Liabilities under or by reason of this Section concerning Earn Out Payments or the other agreements and transactions provided for in this Section or (ii) constitute the parties hereto as partners or participants in a joint venture.

                        (g) Assignment. None of the rights, remedies, obligations or liabilities arising under this Section concerning the Earn Out Payment shall be assignable by Seller or Purchaser without the prior written consent of the other party except that Purchaser may assign the obligation to pay to Seller the Earn Out Payment with an assignment of all or substantially all of its assets, provided that the assignee shall agree in writing to perform all of the Purchaser's obligations hereunder.

      2.4 Transfer Taxes and Closing Adjustments. Seller shall be responsible for any Taxes imposed by reason of the transfer of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. The following prorations and adjustments relating to the Assets will be made outside of Closing as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing and Purchaser liable to the extent such items relate to periods on or after the Closing: (i) personal property, real estate, occupancy and other similar Taxes, if any, on or with respect to the Assets other than Taxes imposed by reason of the transfer of the Assets; and (ii) all other items that are shown on SCHEDULE 2.4.

      2.5 Wiring Instructions. All payments to any party hereunder shall be made to such party's bank account as set forth on SCHEDULE 2.5 attached hereto, or such other bank account as such party shall have given notice to the other parties hereto no later than five (5) Business Days prior to the date such payment is due.

      2.6 Allocation of Purchase Price. Purchaser and Seller shall allocate the consideration paid by Purchaser hereunder in accordance with SCHEDULE 2.6 attached hereto, which SCHEDULE 2.6 shall be finalized upon the mutual agreement of Purchaser and Seller as soon as reasonably practicable, subsequent to the Closing Date pending review by Purchaser and Purchaser's accountants. Purchaser and Seller shall utilize the allocation of consideration described in the preceding sentence in the preparation of all Tax Returns or forms and for all other Tax purposes. Any adjustment to the consideration paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation. Neither Purchaser nor Seller shall agree to any adjustment relating to the manner in which the consideration has been allocated as set forth in this Section 2.6 without the prior written approval of the other, which approval shall not be unreasonably withheld.

      2.7 Deliveries. All deliveries, payments and Transaction Documents, relating to the Closing (i) shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated simultaneously, except as specifically provided herein.

                                    ARTICLE 3
                          NO ASSUMPTION OF LIABILITIES

      3.1 General. Except as expressly set forth below respecting Liabilities that Purchaser has agreed to be responsible for, Purchaser is not assuming and shall not be liable for or with respect to any of Seller's Liabilities. Nothing contained in this Article 3 or in any instrument of assumption executed by Purchaser at the Closing shall be deemed to release or relieve Seller from its representations, warranties, covenants and agreements contained in this Agreement or any of the Other Agreements, including, without limitation, the obligations of Seller to indemnify Purchaser in accordance with the provisions of Article 8. Further, Seller shall pay, satisfy and perform when due all of Seller's Liabilities other than those Liabilities expressly assumed by Purchaser pursuant to the provisions of this Agreement or any of the Transactional Documents and no disclosures made or exceptions noted with respect to the representations, warranties, covenants and agreements of Seller contained in this Agreement or any of the Other Agreements shall affect Seller's obligation to pay, satisfy and perform all of Seller's Liabilities not expressly assumed by Purchaser pursuant to the provisions of this Agreement.

      3.2 Contracts. Notwithstanding the foregoing, Purchaser agrees to assume Seller's obligations due to be performed after the Closing Date as respects the Contracts of Seller which Contracts of Seller are attached hereto as Schedule
1.15 and which Contracts of Seller, Seller warrants to be free of Default subject to the following:

      Nothing contained in this Section shall be construed as an attempt to agree to assign any Contract of Seller which is in Law non-assignable without the consent of any other party thereto, unless such consent shall have been given. Seller shall use its commercially reasonable efforts to obtain all such necessary consents prior to the Closing, and to the extent any such necessary consent has not been obtained, Seller shall continue its efforts to obtain such consent after the Closing; provided Section 9.13 and 9.14 shall require consent prior to Closing.

      Upon Closing by Purchaser without Seller obtaining any assignment consent that may be required in respect to any Contract of Seller and in order that the full value of every such Contract which is included within the Assets may be realized by Purchaser, at Purchaser's request, direction and expense, Seller shall take all such action as shall in the opinion of Purchaser be reasonably necessary or proper (i) in order to preserve for the benefit of Purchaser the rights and obligations of Seller under such Contract, and (ii) to facilitate the collection of the monies due and payable after Closing, or to become due and payable, to Seller pursuant to every such Contract, and Seller shall remit such monies to Purchaser within five (5) Business Days of collection. Purchaser shall be entitled to the benefits accruing after the Closing Date of any such non-assigned Contract. Purchaser, at its expense, shall perform all of Seller's obligations due to be performed under any such non-assigned Contract that is included among the Contracts assumed by Purchaser to the extent Purchaser is being provided the benefits of such non-assigned Contract. This Agreement is not intended to, and shall not, (i) benefit any Person other than Seller and Purchaser or (ii) create any Third Party beneficiary right in any Person.

      In addition to the foregoing, Purchaser agrees to assume Seller's obligations as respects every Contract entered into by Seller of which Purchaser elects to accept the benefits after the Closing arising under such Contract, which Seller warrants to be free of Default. Upon election to accept any such benefit by Purchaser, Purchaser shall thereby assume all of Seller's obligations due to be performed after the Closing Date under any such Contract to the extent Purchaser is provided the benefits of any such Contract.

      3.3 Prospect Travel Fulfillment.

            (a) Attached hereto as SCHEDULE 1.4(m) is the Seller's Pipeline (as further identified in Section 1.4(m) of this Agreement). Purchaser shall satisfy and perform when due from and after the Closing Date all of Seller's obligations for use or occupancy of Accommodations to be provided to Prospects as reflected in the vacation or travel package sold to the respective Prospect as shown on the Books and Records, and, additionally, Purchaser shall satisfy and perform Seller's obligations for additional vacation benefits of car rentals, cruises, amusement and/or entertainment tickets as shown on the Books and Records pertaining to such respective Prospect; provided, however, such Purchaser obligation set forth in this Section shall be limited to those Prospects received by Purchaser (or its designate) and those Prospects for which Purchaser authorizes others to receive and for which Purchaser receives compensation acceptable to Purchaser.

            (b) Purchaser agrees to satisfy and perform when due Seller's obligations to the Prospects who have joined and maintain their membership in Leisuretivity, in accordance with the terms of such membership. Such obligations include a composite of discounts and services offered to such Prospects by Seller. Such Prospects are reflected on the Books and Records. The composite of discounts and services are in respect to benefits of cruises, discount airfares, car rentals, choice hotels, resort condominium rentals, golf discounts, recreation and ski packages, and Leisuretivity vacation packages as the same are reflected for a respective Prospect in the Books and Records.

            (c) In accordance with the Books and Records and the Financial Statements, certain percentages of Prospects who have acquired benefits, including vacation or travel packages or Leisuretivity club memberships, from Seller cancel the acquisition thereof and receive or are entitled to receive refunds of amounts paid to Seller. Seller shall be responsible for and pay all such requests for refunds received prior to Closing. Purchaser has examined the Books and Records and such Financial Statements and Purchaser and Seller agree that such documents shall serve as a good faith estimate of refunds for cancellations as may be made to such Prospects following Closing. Purchaser agrees that it shall satisfy and perform Seller's Liabilities for request for refunds for cancellations received following Closing in respect to benefits acquired from Seller by such Prospects; provided Purchaser's obligation shall be limited to amounts consistent with the historical and customary refunds for cancellations, plus ten (10%) percent thereof for Prospects or Leisuretivity Club Memberships as set forth in the Books and Records and Financial Statements. Purchaser agrees to satisfy and perform Seller's liabilities for requests for refunds for cancellations by such Prospects or Leisuretivity Club Members received after the Closing Date consistent with and limited by the foregoing. Notwithstanding any other provision contained herein to the contrary, Purchaser shall not assume and shall have no liability to satisfy, pay or perform any Liability for cancellation and refunds except consistent with the terms of this Paragraph, and Seller shall otherwise satisfy, pay and perform such Liability in respect to such cancellations and refunds.

            (d) Purchaser shall not assume the lease of the Real Property Premises; however, Seller and Purchaser agree that Purchaser shall maintain use, occupancy and possession of the Real Property Premises consistent with Seller's use, occupancy and possession thereof for a time period after the Closing Date of six (6) months; provided, however, that during such time period Purchaser shall pay to Seller or such Affiliate of Seller as is the owner of such Real Property Premises, a monthly rental amount of $10.61 per square foot occupied plus common area maintenance charges. After the six (6) month term set forth above, Purchaser may terminate its use, occupancy and possession at such time as in the discretion of Purchaser so determines, provided

Purchaser shall deliver written notice of at least sixty (60) days prior to Purchaser terminating and vacating such Real Property Premises. Monthly rental payments as set forth hereinabove may be pro-rated for any actual time periods regarding use, occupancy and possession. Seller shall keep in place any and all deposits respecting utilities and be entitled to return thereof, if so determined by Seller, at the time Purchaser vacates the Real Property Premises and during any period of occupancy by Purchaser or the Real Property Premises Seller shall continue providing to the Real Property Premises all essential services and utilities. In the event that the Business is relocated to a facility leased by Purchaser within any facility of an Affiliate of Purchaser, monthly rental allocated to the Business Subsidiary shall equal the pro rata portion of rent equal to the pro rata portion of the space occupied by the Business Subsidiary.

            (e) Notwithstanding any of the provisions contained in this Paragraph to the contrary, Purchaser shall not be obligated to satisfy and perform any of the Seller's Liabilities regarding Prospects, including travel fulfillment, Leisuretivity, or refunds for cancellations, as provided for in this Paragraph unless Purchaser has, as relates to the respective Prospect, been assigned the account receivable due and owing by such Prospect and the Contract benefits, including payment and potential travel by such Prospect or Purchaser authorizes the Contract benefits of such Prospect to be received by another and Purchaser receives a fee, acceptable to Purchaser, therefore.

      3.4 Liabilities of Seller are set forth within Seller's Financial Statement. To the extent Liabilities of Seller are due and owing following the Closing Date and directly relate to the Assets acquired by Purchaser pursuant to this Agreement, then Purchaser agrees to satisfy and perform such Seller Liabilities in the amounts and not in excess thereof as set forth in the Financial Statements; provided, however, that the Asset associated with such Liability and all Contract benefits, including payment, from any Third Party related to such Liability has been transferred and conveyed to Purchaser and that the Liability does not constitute an Undisclosed Liability.

      3.5 Merchant Account/Credit Cards. Seller is currently in possession of merchant accounts through which credit card payments are processed regarding the Business. Seller agrees that it shall assign all rights, titles and interests in and to the merchant accounts to Purchaser in respect to this Asset acquisition. Purchaser shall, upon such assignment, assume Seller's Liability in respect to the reserves and fees regarding such merchant accounts. The merchant accounts referenced in this section are identified by account number as follows:

          (i)      : MC/Visa Merchant Account #412061230100026
          (ii)     MC/Visa Merchant Account #412061230100356
          (iii)    MC/Visa Merchant Account #412061230101073
          (iv)     MC/Visa Merchant Account #412061230101081
          (v)      MC/Visa Merchant Account #412061236700829
          (vi)     Amex Merchant Account #4090958661
          (vii)    Amex Merchant Account #4090987678
          (viii)   Discover Merchant Account #601101009990217
          (ix)     Discover Merchant Account #601101513735900

          (x)      Discover Merchant Account #601101308708542
          (xi)     Discover Merchant Account #601101089990939

      Upon such assignment, Purchaser shall be responsible and have Liability respecting such merchant accounts and credit card charges (i) for all charges, fees, credits and refunds arising from sales occurring after Closing and (ii) for credits, fees and refunds relating to the Business limited, however, to the amount of and consistent with credits, fees and refunds provided for cancellations as set forth hereinabove in Section 3.3(c); provided that Purchaser shall assume all Liability for such credits, refunds and fees as relate to the Business to the extent that the same result from or are caused by the conduct or activity of Purchaser in operating the Business from and after the date of Closing and Seller shall retain and pay any and all obligations and Liability relating to such merchant accounts and credit card charges, including for chargebacks or refund obligations, or fees, in respect to such merchant accounts in excess of the amount of Purchaser's responsibilities under this section.

                                    ARTICLE 4
                                     CLOSING

      4.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held simultaneously with the execution of this Agreement by exchange of documents via Federal Express and facsimile, unless the parties hereto otherwise agree. All transactions at the Closing shall be deemed to take place simultaneously.

      4.2 Employment Agreements. At the Closing, the Employment Agreements shall be executed by the respective parties.

      4.3 Consulting Agreement. At the Closing, the Consulting Agreement shall be executed by the respective parties.

      4.4 Other Deliveries at Closing. In addition to the foregoing matters, at the Closing:

            (a) Purchaser shall deliver to Seller the Initial Purchase Price as provided in Section 2.2 hereof;

            (b) Purchaser shall have received from Seller an executed bill of sale in form and substance acceptable to the Purchaser.

            (c) Purchaser and Seller shall execute and deliver an Assumption Agreement in form and substance acceptable to the Purchaser and Seller shall execute and deliver to Purchaser such other assignments and other conveyance documents reasonably necessary or desirable to transfer the Assets to Purchaser.

            (d) Each party shall have delivered to the other party a certificate dated the Closing Date certifying the incumbency of all persons who have executed this Agreement or any of the Other Agreements and attaching copies of all corporate resolutions approving this Agreement, the Other Agreements and the consummation of the transactions contemplated hereby and thereby. This certificate shall contain specimens of the signatures of each person who executed this Agreement or any of the Other Agreements on behalf of any party hereto.

            (e) Seller shall have delivered to Purchaser an Opinion of Greenberg, Traurig, P.A., counsel to Seller, dated as of the Closing Date in form and substance acceptable to Purchaser.

            (f) Purchaser shall deliver to Seller an Opinion of Weinstock & Scavo, P.C., counsel to Purchaser, dated as of the Closing Date, in form and substance acceptable to Seller.

            (g) Excalibur Marketing, LLC and Purchaser shall have entered into a contract, in form and substance acceptable to Excalibur Marketing, LLC and Purchaser.

            (h) The Marketing Agreement, dated March 21, 2000 between The Berkley Group, Inc., a Florida corporation ("Berkley") and Paramount Marketing Consultants, Inc., a Florida corporation ("Paramount") relating to the generation of Prospects on behalf of Berkley by Paramount shall be assigned by Paramount to the Business Subsidiary, in form and substance acceptable to Seller and Purchaser and such Marketing Agreement shall not be subject to any Lien.

            (i) All Other Agreements and Transaction Documents contemplated in this Agreement shall be executed by Seller or its requisite Affiliate and by the relevant Third Party and delivered to Purchaser.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser and to Bluegreen Corporation that:

      5.1 Organization, Standing and Foreign Qualification. TMOV, RVM and RVMV are limited liability companies duly organized, validly existing, and in good standing under the laws of the State of Florida with the proper business power and authority to carry on its Business and to own, lease and operate its Assets. Correct and complete copies of Seller's Articles of Organization and all amendments thereto and any Operating Agreement (certified by the Managers of Seller) have been delivered to Purchaser. Neither the character of the Assets nor the nature of the Business requires Seller to be duly qualified to do business as a foreign corporation or business enterprise in any jurisdiction outside those identified in Schedule 5.1 attached hereto and Seller is qualified as a foreign business enterprise and in good standing in each listed jurisdiction, except that the failure to be so qualified would not prevent Seller from transferring the Assets to Purchaser free and clear of any Encumbrance.

      5.2 Authority and Binding Effect. Seller has the power and authority necessary to enter into and perform their respective obligations under this Agreement, the Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been approved by all necessary action of the authorized Representatives of Seller. This Agreement has been, and the Other Agreements will be, executed and delivered by duly authorized Representatives of Seller and each constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. To Seller's knowledge, each Person (other than Purchaser or Bluegreen Corporation) to any Transaction Document who is not a Seller hereunder has the power and authority necessary to enter into and perform its respective obligations under the respective Transaction Document and to consummate the transaction contemplated thereby. To Seller's knowledge, the execution, delivery and performance of the respective Transaction Document by the Person (other than Purchaser or Bluegreen Corporation) executing such Transaction Document who is not a Seller hereunder, has been approved by such Person. To Seller's knowledge the Transaction Document executed by a Person (other than Purchaser or Bluegreen Corporation) who is not a Seller hereunder will be executed and delivered by a duly authorized Person and will when constitute, when executed and delivered, the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with the terms of such Transaction Document.

      5.3 Validity of Contemplated Transactions, Restrictions. The execution, delivery and performance of this Agreement and the Other Agreements by Seller and the consummation of the transactions contemplated hereby or thereby, will not (i) violate any provision of the Articles of Organization or Operating Agreement of Seller, or any Law or Order relating to Seller, (ii) result in a Default under, or require the consent or approval of any party to, any Contract or License of Seller or its Affiliates, or (iii) result in the creation or imposition of any Lien on the Assets. To Seller's knowledge, the execution, delivery and performance of a Transaction Document by a Person who is not a Seller hereunder (other than Purchaser or Bluegreen Corporation), and the consummation of the transaction contemplated thereby will not (i) violate any provision of any organizational document relating to such Person, or any Law or Order relating to such Person, (ii) result in a Default under, or require the consensual approval of any party to, any Contract or License applicable to such Person, or (iii) result in the creation or imposition of any Lien.

      5.4 Subsidiaries and Investments. Seller has no Subsidiaries and Seller has not in the past and does not currently own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

      5.5 Financial Statements. The Financial Statements (i) are in accordance with the Books and Records of Seller which are complete and correct, (ii) present fairly and on a consistent basis with past practice the financial position of Seller as of the dates indicated and the results of its operations and its cash flows for the periods then ended, and (iii) do not reflect any write-up or revaluation increasing the book value of any Assets. The Financial Statements contain all adjustments necessary to present fairly the financial condition of Seller as of the respective dates indicated and the results of operations of Seller and the Business for the respective periods indicated.

      5.6 Absence of Undisclosed Liabilities. Neither Seller nor any of its Representatives has received any verbal or written notice that there are any Undisclosed Liabilities or any basis for or threat of an assertion against Seller, the Business or the Assets of any Undisclosed Liability, except for Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, none of which are Material; provided, however, that Undisclosed Liabilities shall not include the Liabilities assumed by Purchaser pursuant to Article 3 of this Agreement..

      5.7 Absence of Changes. Since the Balance Sheet Date, (i) the Business has been carried on only in the ordinary course consistent with past practice, (ii) there has been no Material Adverse Change, and there has been no event or circumstance which is reasonably anticipated to result in a Material Adverse Change with respect to Seller, the Business or the Assets (iii) Seller has not made any change in any method of accounting or accounting practice.

      5.8 Tax Matters.

                  (a) Seller has not been delinquent in the payment of any Tax, assessment, deposit or other charge as respects the Assets, by any Governmental Authority and no Liability is pending or has been assessed, asserted or threatened against Seller or any of the Assets in connection with any such Tax and there is no basis for any such Liability. Seller has not received any notice of assessment or proposed assessment and there are no pending Tax examinations of or Tax claims asserted against any of the Assets, including without limitation, any claim by any Governmental Authority. There are no Liens for any Taxes (other than any Lien for Taxes not yet due and payable) on any of the Assets.

      5.9 Title to Assets; Encumbrances.

            (a) Except as set forth in the SCHEDULE 5.9, the Seller has good title to, or valid leasehold interests in, all Assets and properties purported to be owned, operated, leased or occupied by it, or used in the operation of its Business, free and clear of all Encumbrances. SCHEDULE 5.9 accurately contains reference to whether an Asset is leased or owned by Seller or a Seller Affiliate. The Seller has performed all the obligations required to be performed by it with respect to all Assets leased by it through the date hereof. The Seller enjoys peaceful and undisturbed possession of all Assets. None of the Assets are subject to any commitment or other arrangement for their sale or use by any Third Party, other than use by a Third Party in the ordinary course of Business of Purchaser which use does not have a Material Adverse Affect on the Business. The Assets are valued on the Books and Records at or below the Seller's actual cost less an adequate and proper depreciation charge in accordance with GAAP. Seller has not depreciated any of its Assets in a manner inconsistent with applicable IRS guidelines, if any. The Assets include all Assets that are used in the conduct of the Business. Other than the Assets conveyed to Purchaser, there are not assets (i) the use of which is reasonably necessary for the conduct and operation of the Business as now being conducted and operated or (ii) the absence of which would have a Material Adverse Effect on the Business.

      5.10 Real Property Premises.

            (a) Seller's sole interest in real property, whether improved or unimproved, leased or owned, is Seller's leasehold interest in the Real Property Premises and no other real property is used by Seller in the conduct or operation of the Business nor is necessarily necessary for the conduct of the Business as now being conducted and operated by Seller.

            (a) Seller enjoys peaceful and undisturbed possession of the Real Property Premises.

            (b) Seller has not received any written notice that the Real Property Premises are subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Authority nor has any such sale, condemnation, expropriation or taking been proposed or threatened.

      5.11 Personal Property. The Personal Property is in good operating condition and repair except for ordinary wear and tear, are sufficient for the operation of the Business as presently conducted by Seller and are in conformity with all applicable Law relating thereto currently in effect.

      5.12 Intellectual Property/Software.

            (a) Seller has not violated, infringed upon or unlawfully or wrongfully used any mark that Seller uses in its Business. Seller has not violated, infringed upon or unlawfully or wrongfully used the Intellectual Property or Software of others. Neither use of the Intellectual Property nor the Software nor any related rights or any customer lists, supplier lists or mailing lists, as used in the Business or in the other businesses now or heretofore conducted by Seller, infringes upon or otherwise violates the rights of others, nor has any Person asserted a claim of such infringement or misuse. Seller has, and upon consummation of the transactions contemplated by this Agreement, Purchaser will have, all right, title and interest in the Intellectual Property and Software. The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property or Software rights of Seller or result in a Default under any Contract of Seller. Seller is not obligated nor has Seller incurred any Liability to make any payments for royalties, fees or otherwise to any Person in connection with any of Seller's Intellectual Property or Software.

            (b) Seller owns and has a proprietary and financial interest in the Intellectual Property and Software. Seller validly holds any and all licenses for use of the Software and the same are transferred to Purchaser as part of the Assets. No Representative of Seller has entered into any Contract that requires any Representative of Seller to assign any interest to inventions or other Intellectual Property or Software or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts or prohibits any Representative from engaging in competitive activities with or the solicitation of customers from any competitor of Seller.

      5.13 Seller Contracts and Commitments. SCHEDULE 1.15 sets forth all Contracts of Seller. Such Contracts of Seller include:

            (a) Contracts involving any obligation or liability on the part of the Seller including any Contract regarding production and generation of Prospects, telemarketing activities, reservation services, vacation and tour fulfillment, marketing, providing of services or goods to customers, including Prospects, the credit card and merchant account service, factoring or selling of accounts receivable, purchase orders, franchise agreements and undertakings or commitments to any Governmental Authority relating to the Business or otherwise affecting the Assets or Business, including the Contracts as referred to in
Section 9.13 of this Agreement by and between Paramount Marketing Consultants, Inc, (a Seller Affiliate) and Berkley Group, Inc. dated March 21, 2000 and _____ ________, 2000 (undated) and the Contract as referred to in Section 9.14 of this Agreement by and between TMOV and Excalibur Marketing, LLC dated March 5, 2001 pursuant to which Seller or Seller Affiliates provide Prospects to the other parties to such Contracts;

            (b) Lease of personal property;

            (c) Governmental Authority or regulatory license or permits required to conduct the Business as presently conducted; or

            (d) Performance or surety bond agreement.

            Seller has not violated nor is Seller in Default of (and, to the Knowledge of Seller, no other Third Party is in violation or Default of) any of the Contracts of Seller. Each Contract of Seller is a valid agreement, arrangement or commitment of the Seller, enforceable against the Seller in accordance with its terms and, to the best Knowledge of the Seller, is a valid agreement, arrangement or commitment of each other Third Party thereto, enforceable against such Third Party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies. Seller is not a party to or subject to or bound by a Contract the assignment of which is necessary in any respect in order to enable Purchaser to carry on the Business after the Closing Date or which in any way is related to the Business, except the Assets to be purchased by the Purchaser. To Seller's Knowledge, neither the execution or delivery of any Transaction Document by any Person who is not a Seller (other than Purchaser) hereunder will result in (a) a breach of or any default under, any term or provision of any Contract or Agreement, (b) a violation by such Person of any statute, rule, regulation, ordinance, code, Order, judgment, injunction, decree or award applicable to such Person or (c) an imposition of any encumbrance on the Assets.

      5.14 No Conflict or Violation. Neither the execution and delivery of this Agreement or any of the other Agreements to which Seller is a party, will result in (a) Default of any term or provision of any of the Assets, including any Contract or agreement that is part of the Assets, (b) a violation by the Seller of any statute, rule, regulation, ordinance, code, order, judgment, injunction, decree or award applicable to the Seller or (c) an imposition of any Encumbrance on the Assets.

      5.15 Restrictive Documents. Seller is not subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, License, permit, Contract or instrument, or to any Law, rule, ordinance, regulation, Order, judgment or decree, or any other restriction of any kind or character, which (a) Materially affects the Assets, (b) would have Material Adverse Effect on (i) the execution, delivery and performance by Seller of this Agreement or any agreement contemplated hereby and consummation of the transactions contemplated hereby and thereby or (ii) the continued operation of the Business and the use of the Assets after the date hereof or the Closing Date on substantially the same basis as Business and Assets were operated by Seller. To Seller's Knowledge no Person executing any of the Transaction Documents, who is not a Seller, is subject to, or party to, any Charter, By-Law, mortgage, Lien, license, permit, agreement, Contract or instrument, or to any Law, rule, ordinance, regulation, Order or decree or any other restriction of any kind of character which would have a Material Adverse Affect on the performance of such Person's obligations and duties under any such Transaction Document executed by such Person.

      5.16 Consents and Approvals; Licenses. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, any Governmental Authority, or any other Person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or any of the Other Agreement and the consummation of the transactions contemplated. To Seller's Knowledge no consent, approval, authorization, license, Order or permit of or declaration filing a registration with any Governmental Authority or any other Person or entity is required to be made or obtained by a Person who is to execute a Transaction Document and who is not a Seller in connection with such execution, delivery and performance of such respective Transaction Document and the consummation of the transaction contemplated thereunder.

      5.17 Litigation. Seller is not in Default with respect to any Litigation or Order, and there are no unsatisfied judgments against the Seller or the Assets. There is no Litigation pending or, to Seller's Knowledge, threatened against the Seller or its Business or Assets or relating to or affecting the Transaction contemplated by this Agreement or any of the other Agreements, nor to Seller's Knowledge the Transaction Documents executed by any Person (other than Purchaser) who is not a Seller.

      5.18 Inventories. The of Inventory of Seller has been acquired in the ordinary course of the Business consistent with past practices and consist of items of quality, quantity and condition consistent with past practices of Seller and are generally usable and saleable in the ordinary course of the Business without discount or reduction.

      5.19 Compliance with Law.

            The Seller and the conduct of its Business are in Material compliance with all applicable laws or Orders, except to the extent noncompliance would not have Material Adverse Change. There are no outstanding Orders binding upon the Seller, the Assets or the Business. No notices from any Governmental Authority with respect to any failure or alleged failure of Seller, the Assets or the Business to comply with any Law or License have been received by Seller or any of its Representatives except as set forth in SCHEDULE 5.19. There are no pending or, to Seller's Knowledge, threatened investigations or inquiries regarding the Seller, the Assets or the Business by any Governmental Authority. Seller has not received any inspection reports, questionnaires, inquiries, demands, requests for information, or claims of violations or noncompliance with any Law from any Governmental Authority.

      5.20 Benefit Plans. Purchaser will incur no Liability with respect to any Employee Benefit Plan of Seller.

      5.21 Absence of Certain Changes or Events. Except as set forth on the
SCHEDULE 5.21, since the Balance Sheet Date there has not been any:

            (a) change in the Seller's condition (financial or otherwise), Assets, Liabilities, working capital, reserves, earnings, Business or prospects, except for changes in the ordinary course of Business which changes have not, individually or in the aggregate, had a Material Adverse Change;

            (b) (i) increase in the compensation payable or to become payable by the Seller to any of its Managers, members, employees, consultants or sales representatives whose total compensation for services rendered to Seller is currently at an annual rate of $25,000 or more (collectively, "Personnel"), (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Personnel or (iv) new employment agreement to which the Seller is a party;

            (c) sale, assignment or transfer of any of the Assets of the Seller, valued at $20,000 or more, singly or in the aggregate, except in the ordinary course of business, or discontinuance of any service provided by the Seller;

            (d) cancellation of any indebtedness or waiver of any rights of substantial value to the Seller, whether or not in the ordinary course of business;

            (e) amendment, cancellation or termination of any Contract of Seller, License or other instrument, threat or anticipation of any such amendment, cancellation or termination, which would result in a Material Adverse Charge;

            (f) capital expenditure or any incurring of Liability therefor, involving payments, series of related costs, or at an annualized rate, of $25,000 or more;

            (g) failure of Seller to pay any of its Material Liabilities within thirty (30) days of its due date;

            (h) failure to operate the Business in the ordinary course, except as described in any Schedule to this Agreement;

            (i) change in accounting methods or practices by the Seller affecting its Assets, Liabilities or Business (whether for accounting or tax purposes);

            (j) revaluation by the Seller of any of the Assets, including without limitation, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practices as reflected on the Books and Records;

            (k) damage, destruction or Loss (whether or not covered by insurance) of $10,000 or more, singly or in the aggregate;

            (l) mortgage, pledge grant or creation of any Encumbrance on any Assets valued at $20,000 or more, singly or in the aggregate;

            (m) Increase or change in Liabilities incurred or assumed by the Seller for Contracts as may be assumed by Purchaser or any change in any assumptions underlying or methods of calculating any such Liability;

            (n) payment, discharge or satisfaction of any Liabilities in excess of $5,000, other than the payment, discharge or satisfaction when due in the ordinary course of business;

            (o) incurrence by the Seller of any Liabilities to any Affiliate of Seller;

            (p) agreement or commitment by the Seller to do any of the foregoing; or

            (q) other event or condition of any character which in any one case or in the aggregate would result in a Material Adverse Effect.

      5.22 Contracts.

            a. Capital Assets. There are no outstanding Contracts of Seller for the acquisition of capital assets by Seller.

            b. Employment; Other Contracts. There are no Contracts of Seller with any employee, officer, agent, consultant, sales representative, distributor, dealer, Third Party or Affiliate of Seller that relate to the Business other than those disclosed by Seller to Purchaser in SCHEDULE 1.15 attached hereto.

            c. Copies. Correct and complete copies of the all of the written Contracts of Seller, and correct and complete descriptions of all oral Contracts of Seller, together with all other matters reflected on SCHEDULE 1.15 attached hereto have been delivered to Purchaser on or before the date hereof.

            d. No Default. Seller is not in Material Default under any Contracts of Seller and to the Knowledge of Seller, no other Person is in Material Default under any Contract of Seller

            e. Assurances. Seller has not received any verbal or written notice that any of the Contracts of Seller are not in full force and effect or does not constitute a valid, legal and binding agreement of the parties thereto, enforceable in accordance with its terms. The continuation, validity and effectiveness of each of the Contracts if Seller will not be affected in any way by the consummation of the transactions contemplated by this Agreement.

      5.23 Labor Matters. The employment of all employees of Seller who are to be employed by Purchaser are terminable at will by Seller without any penalty or severance obligation payable by Purchaser. Seller will not owe any amounts to any of such employees as of the Closing Date, including, without limitation, any amounts incurred for wages, bonuses, vacation pay, sick leave or any severance obligations. Seller is not a participant in any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association. To the Knowledge of Seller no such employee of Seller is presently involved in any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against Seller. To the Knowledge of Seller, no employee of Seller is involved in any Wage and Hour Department investigations. No labor strike, dispute, slowdown, stoppage or lockout is pending or to the Knowledge of Seller threatened against or affecting the Assets or the Business. No unfair labor practice charge or complaint against Seller by any such employee is pending or to the Knowledge of Seller threatened before the National Labor Relations Board or any similar Governmental Authority.

      5.24 No Brokers. The Seller has not entered into any Contract, arrangement or understanding with any Third Party which will result in the obligation of Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby; provided Seller has entered into an agreement with Ryan, Beck & Co., LLC to pay such broker a commission and Seller agrees to indemnify and hold Purchaser harmless from any claim made by any Third Party, including Ryan, Beck & Co., LLC for any such commissions.

      5.25 Statements True and Correct. No representation or warranty made by Seller, nor any statement, Schedule, certificate or instrument furnished or to be furnished by or on behalf of Seller to Purchaser pursuant to this Agreement or attached hereto or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements, contains or will contain any untrue statement of Material fact or omits or will omit to state a Material fact necessary to make the statements contained therein not misleading.

      5.26 Liabilities. The Seller does not have any Liabilities or obligations (absolute, accrued, contingent, direct or indirect, known or unknown, matured or unmatured, or otherwise) except (a) Liabilities which are reflected or reserved against and are disclosed on the Financial Statement, (b) Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, (c) Liabilities arising under Contracts, Licenses, and Other Agreements described in the Schedules attached hereto or which are of the type described in this Agreement, but because of the dollar amount or other qualifications are not required to be listed in such Schedules, (d) Seller's Liabilities or obligations owed to Prospects or customers of Seller in respect to refunds for cancellations which are consistent with the past practices of Seller for refunds for cancellations to Prospects or customers of Seller as reflected in the Books and Records and not in excess thereof.

      5.27 Consumer Liability Claims. Except as set forth on SCHEDULE 5.27 attached hereto and incorporated herein by this reference, no consumer or Prospect liability claim has been made or, to the Knowledge of Seller, threatened against Seller with respect to the Assets or otherwise with respect to the products or services of the Seller.

      5.28 Compliance with Law. Accept to the extent that any violation would not have a Material Adverse Effect, the Seller and the conduct of its Business are in compliance with all applicable Laws or Orders, except as disclosed in
SCHEDULE 5.28. The Seller has not received any written notice to the effect that the Seller is not in compliance with any of such Laws or Orders, and Seller has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such Laws or Orders.

      5.29 No Other Agreement to Sell. Seller does not have any legal obligation, absolute or contingent, to any person or entity other than Purchaser to sell the Assets, to effect any merger, consolidation or other reorganization of the Assets or to enter into any agreement with respect thereto. Seller has not made a commitment or entered into negotiations to sell or transfer any part of the Assets other than to Purchaser.

      5.30 Accounts Receivable. The accounts receivable reflected in the Financial Statements, and all accounts receivable arising thereafter, represent bona fide claims against debtors for sales, service performed or other charges arising on or before the Closing Date, all products to be provided and services to be performed which give rise to such accounts were sold without any Material misrepresentation or deception and, in accordance with applicable Law. The accounts receivable reflected in the Financial Statements will be subject to no defenses, counterclaims or rights of set off and are or will be fully collectible (subject to the reserve for bad debts in the Financial Statements) within the ordinary course of its business without cost to Purchaser, except fulfillment costs as described in Section 3.3 hereof. The Seller is not a party to any Contract that provides for the sale, factoring or financing of its accounts receivable.

      5.31 Purchase Commitments and Outstanding Bids. SCHEDULE 5.31 attached hereto and incorporated herein by this reference contains a complete and accurate list of all unfulfilled consumer contracts for sales of products or services, and any commitments and orders, whether oral or written, for the delivery of products or performance of services by the Seller. As of the date of this Agreement, no customer or Prospect of the Seller except as set forth on
SCHEDULE 5.31 has requested a refund in respect to any product or services purchased.

      5.32 Purchase Commitments and Outstanding Bids. SCHEDULE 5.32 attached hereto and incorporated herein by this reference contains a complete and accurate list of the ten (10) largest suppliers of the Seller in terms of goods, services, Leads, Prospects or Prospect sources, during the year ended December 31, 2001 and January 2002-June 2002, showing the approximate total purchases or business dollar amount by the Seller taken as a whole from each supplier during such periods. Since December 31, 2001 there has been no Material Adverse Change in the business relationship of the Seller with any supplier named in SCHEDULE
5.32. The Seller has not
received (i) any written or oral notice from any such supplier that it (i) intends to file petition for relief under the provisions of Title 11 of the United States Code ("United States Bankruptcy Code") or any similar federal or state law for the relief of debtors or make an assignment for the benefit of its creditors, (ii) intends to terminate its business relationship with the Seller or (iii) requests Seller to increase its payment schedules for services provided to the Seller.

      5.33 Books and Records. The Books and Records have been fully, properly and accurately maintained in all Material respects, and there are no Material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Seller in all respects. None of the records, systems, controls, data or information of the Seller are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Seller or accountants retained by the Seller.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser and Bluegreen Corporation hereby represents and warrants to Seller that:

      6.1 Organization, Standing and Foreign Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with the power and authority to carry on its business and to own, lease and operate its assets. Prior to the Closing, the Purchaser has not conducted any operations nor incurred or accrued any Liabilities.

      6.2 Authority and Binding Effect. Purchaser and Bluegreen Corporation have the power and authority necessary to enter into and perform their respective obligations under this Agreement and to consummate their respective transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Transaction Documents to which Purchaser and/or Bluegreen Corporation is to be a party have been approved by all necessary action of the respective Board of Directors of Purchaser and/or Bluegreen Corporation. This Agreement has been, and the Transaction Documents to which Purchaser or Bluegreen Corporation is to be a party will be, executed and delivered by duly authorized officers of Purchaser or Bluegreen Corporation, as applicable, and each constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of Purchaser or Bluegreen Corporation, enforceable against Purchaser or Bluegreen Corporation in accordance with its terms.

      6.3 Validity of Contemplated Transactions, Restrictions. The execution, delivery and performance of this Agreement and the Transaction Documents to which Purchaser is to be a party and the consummation of the transactions contemplated hereby or thereby, will not (i) violate any provision of the Articles of Incorporation or By-Laws of Purchaser, or any Law or any Order relating to Purchaser, or (ii) result in a Default under or require the consent or approval of any party to any Contract or License to which Purchaser is a party.

      6.4 No Broker. Neither Purchaser nor any Affiliate of Purchaser has entered into or will enter into any Contract, arrangement or undertaking with any Third Party or firm which will result in the obligation of Seller to pay any finder's fee, brokerage, commission or similar payment in connection with the transactions contemplated hereby.

      6.5 Financial Statements. The audited consolidated financial statements and unaudited interim consolidated financial statements of Bluegreen Corporation (including, in each case, the notes, if any, thereto) included in the SEC Reports (the "Bluegreen Financial Statements"), were prepared in accordance with GAAP applied on a consistent basis during the periods presented (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in all Material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, Materially adverse to Bluegreen, taken as a whole) the consolidated financial position of Bluegreen and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. As used in this Section, "SEC Reports" shall mean each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Bluegreen or any of its Subsidiaries with the Securities and Exchange Commission since January 1, 2001 (as such documents have since the time of their filing been amended or supplemented).

                                    ARTICLE 7
                        COVENANTS OF SELLER AND PURCHASER

      7.1 Right of Inspection; Access. During the Earn Out Period, Purchaser shall give to Seller and its designees during normal business hours of Purchaser, full and free access to all of the Books and Records relating to the Business and shall furnish to Seller and its designees all additional financial, legal and other information with respect to the Business and the Assets that Seller may reasonably request. Seller, at its expense, shall have the right to make copies of any of the records referred to above.

      7.2 Confidentiality. Purchaser and Seller agree that each of them shall not, and will use commercially reasonable efforts to ensure that none of its Representatives or Affiliates will, (except as contemplated by this Agreement), disclose to or file with any Third Party, (a) any confidential or non-public information relating to the other parties to this Agreement, except (i) for a disclosure that is required by Law or by a Governmental Authority or is reasonably believed to be so required; (ii) information that is ascertainable or obtained from public or published information; (iii) information received from a Third Party not known to the disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the disclosing party; or (v) information disclosed to or filed with any Third Party necessary to obtaining the consents to the transactions contemplated by this Agreement.

      7.3 Use of Name. Purchaser shall be entitled to the exclusive use of the name "TakeMeOnVacation" and "RVM" and "Leisuretivity" following the Closing Date. In connection with enabling Purchaser, at or after the Closing, to use such names and any variation or derivation thereof, Seller shall execute and deliver to Purchaser all consents related to such use of name as may be reasonably requested by Purchaser from time to time and Seller shall cease and desist from continued use of such names from and after the Closing Date.

      7.4 Employees. Seller and Purchaser understand and agree that Purchaser shall have no obligation to enter into or continue any employment arrangements with any employee of Seller on or after the Closing Date, except as provided in this Section. Purchaser (or Bluegreen Corporation as an Affiliate of Purchaser) shall employ the employees identified in Section 1.23 of this Agreement pursuant to the terms of the Employment Agreements as of the Closing Date. Such employees shall, as of the Closing Date, resign from employment from Seller. Furthermore, by the Closing Date, (i) Purchaser shall advise Seller of which other employees of Seller Purchaser (or Bluegreen Corporation as an Affiliate of Purchaser) desires to extend an employment offer and (ii) Purchaser ( or Bluegreen Corporation as an Affiliate of Purchaser) shall deliver to such employees an employment offer as determined by Purchaser (or Bluegreen Corporation as an Affiliate of Purchaser). Any such employees who accept the employment offer from Purchaser (or Bluegreen Corporation as an Affiliate of Purchaser) shall resign from Seller or shall be terminated by Seller. Such employees of Seller who have not been extended an employment offer by Purchaser (or Bluegreen Corporation as an Affiliate of Purchaser), or who decline to accept an employment offer if made, may, in the discretion of Seller be terminated. Neither Purchaser nor any affiliate of Purchaser, including Bluegreen Corporation, shall incur any Liability to Seller as a result of any offer of employment to Seller's employees made by Purchaser or any Affiliate of Purchaser, including Bluegreen Corporation, including but not limited to any Liability for interference with contract or employment relations. Notwithstanding the employment of any such employees by an Affiliate of Purchaser, including Bluegreen Corporation, the expenses and costs associated with the employment of such employees shall, for accounting purposes, including calculation of any Earn Out Payment, be considered an expense and cost of the Purchaser, to the extent that such employees render services to the Purchaser.

      7.5 Certain Tax Matters. Purchaser, on the one hand, and Seller, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to Liability for Taxes as relates to the Assets, and each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing.

      7.6 Consents and Approvals. Seller shall obtain all waivers, consents and approvals of, and provide all notices to, all Persons whose waiver, consent or approval is required by any Contract relating to Seller in order to consummate the transactions contemplated by this Agreement. All written waivers, consents and approvals obtained by, and all notices provided by, Seller shall be delivered to Purchaser at or before the Closing in form and content reasonably satisfactory to Purchaser.

      7.7 Expenses.

            (a) The parties hereto shall each be responsible for all expenses and fees incurred by themselves in connection with the transactions contemplated hereby.

            (b) Seller (at the Closing and not from or out of the Assets) shall pay any fees and expenses in connection with the prepayment, release, satisfaction or removal of any Liens affecting the Assets.

      7.8 Further Assurances. At any time and from time to time after the Closing, each party shall, at the request of the other party, take any and all actions reasonably necessary to fulfill their respective obligations under this Agreement (including by way of example and not limitation Seller's taking actions reasonably necessary to put Purchaser in actual possession and operating control of the Assets, and executing and delivering such further instruments of conveyance, sale, transfer and assignment, and taking such other actions reasonably necessary or desirable to effectuate, record or perfect the transfer of the Assets to Purchaser free and clear of all Liens), or to otherwise effectuate or consummate any of the transactions contemplated hereby.

      7.9 Delivery of Books and Records. Seller shall retain at the Closing all original documents, Books and Records pertaining to the Business. From time to time until the third anniversary of the Closing, Seller shall make available, and Purchaser shall have the right, at its expense, to make copies of, all documents, Books And Records pertaining to the Business and to the Assets. Such Books and Records shall be retained by Seller in their original, unaltered, condition for a period of three (3) years after the Closing Date.

      7.10 Discharge of Liens. At Closing, Seller shall discharge any Lien that burdens any of the Assets and which is capable of being satisfied by the payment of money.

      7.11 Qualification and Corporate Existence. Seller shall deliver to Purchaser certificates of the Secretary of State of the State of Florida, dated not more than ten (10) days before the Closing Date, stating that Seller is a limited liability company in existence under the laws of such state, is in good standing, active and has paid all applicable Taxes due to such state.

      7.12 Bulk Sales Laws. Purchaser hereby waives any compliance with the bulk sales law of any state or other jurisdiction which might be applicable to the transactions contemplated in this Agreement, subject to the agreement that nothing in this Section 7.15 shall estop or prevent Purchaser from asserting as a bar or defense to any action or proceeding brought under that Law that it is not applicable to the sale contemplated under this Agreement. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from any expenses, costs or damages (including reasonable attorney's fees) incurred by Purchaser resulting from such waiver of compliance with such bulk sales laws.

      7.13 Tax Clearance Certificates. Within sixty (60) days following the Closing, Seller shall obtain and deliver to Purchaser a certificate or certificates from the accounting department of Seller, certified by the chief financial officer and manager of Seller, stating that no employment, income, sales or use taxes are due and payable relating to the Business or Assets of Seller prior to

Closing.

                                    ARTICLE 8
                         SURVIVAL OF REPRESENTATIONS AND
                         WARRANTIES AND INDEMNIFICATION

      8.1 Survival of Representations and Warranties.

            (a) All representations, warranties, agreements and covenants made or undertaken by the parties in this Agreement or the Other Agreements are material, have been relied upon by the other parties hereto, shall survive the Closing hereunder until the expiration of the applicable statute of limitations and shall not merge in the performance of any obligation by any party hereto provided, however, the representations and warranties of the parties in Article 5 and Article 6 of this Agreement or in the Transaction Documents shall survive the Closing only until the third anniversary of the Closing hereunder;

            (b) The representations and warranties made by Seller and contained in Article 5 of this Agreement and the representations and warranties made by Purchaser and contained in Article 6 of this Agreement are deemed by the parties hereto to have been made by Seller and Purchaser, as the case may be, on and as of the Closing Date which is the date of execution of this Agreement by both Seller and Purchaser. Seller acknowledges and agree that prior to the Closing Date Purchaser or its Affiliates intends to perform such investigation of Seller and the Business and the Assets as it may deem necessary or appropriate; however, no investigation by Purchaser or any of its Affiliates will diminish or obviate any of the representations, warranties, covenants or agreements made or to be performed by Seller and its Affiliates pursuant to this Agreement or the Other Agreements or Purchaser's or any Affiliate's right to fully rely upon such representations, warranties, covenants and agreements.

      8.2 Obligation of Seller to Indemnify. Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability under this Agreement to make any indemnification under this Article 8 unless (i) Purchaser has first suffered Damages in excess of Two Hundred Thousand ($200,000.00) Dollars (the "Deductible"), in which case Seller's obligation to indemnify shall be for Damages in excess of the Deductible and (ii) Seller receives notice in writing from the indemnified party of such party's claim under said indemnity on or before the third anniversary of the Closing Date. Notwithstanding anything in this Agreement to the contrary, the maximum amount for which Seller can be liable for a claim for indemnification by all indemnified parties under this Agreement shall, in the aggregate, be Seven Million Five Hundred Thousand ($7,500,000.00) Dollars (the "Cap"). Purchaser acknowledges and agrees that Kevin Sheehan, individually, shall have no personal Liability to make any indemnification payments to Purchaser or its Affiliates except to set forth, if at all, in the Consulting Agreement and that Kevin Sheehan shall have no Liability to return or refund any distributions received from the Seller. Subject to the foregoing, Seller agrees to indemnify Purchaser and its officers, Board of Directors, Representatives, employees, counsel, agents, Affiliates and assigns against, and hold each of them harmless from, all Losses asserted against, imposed upon or incurred by any of the foregoing by reason of, resulting from, arising out of, based upon or otherwise in respect of the following;

                  (a) any inaccuracy in any representation or warranty made by Seller pursuant to Article 5 of this Agreement;

                  (b) any Default of any covenant or agreement made or to be performed by Seller or its Affiliates pursuant to this Agreement or the Other Agreements; provided such Default shall not be subject to the Deductible nor limited by the Cap; and

                  (c) any Liability of Seller unless assumed by Purchaser pursuant to the terms of this Agreement or any Transactional Document, including without limitation all Liabilities not assumed by Purchaser pursuant to Article 3; provided such shall not be subject to the Deductible nor limited by the Cap.

      8.3 Obligation of Purchaser to Indemnify. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have no liability under this Agreement to make any indemnification payment under Article 8 unless (i) Seller has first suffered Damages in excess of Two Hundred Thousand ($200,000.00) Dollars (the "Deductible"), in which case Purchaser's obligation to indemnify shall be for Damages in excess of the Deductible and (ii) Purchaser receives notice in writing from the indemnified party of such party's claim under said indemnity on or before the third anniversary of the Closing Date. Notwithstanding anything in this Agreement to the contrary, the maximum amount for which Purchaser can be liable for any claims for indemnification by all indemnified parties under this Agreement otherwise shall, in the aggregate, be Seven Million Five Hundred Thousand ($7,500,000.00) Dollars (the "Cap"). Seller acknowledges and agrees that no Affiliate of Purchaser shall have Liability to make any indemnification payments to Seller and that any such Affiliate shall have no Liability to return or refund any distributions received from the Purchaser. Subject to the foregoing, Purchaser agrees to indemnify the Seller and Seller's officers, directors, employees, counsel, agents, Affiliates, shareholders and assigns against, and hold each of them harmless from, all Losses asserted against, imposed upon or incurred by any of the foregoing by reason of, resulting from, arising out of, based upon or otherwise in respect of the following:

            (a) any inaccuracy in any representation or warranty made by Purchaser, pursuant to Article 6 of this Agreement;

            (b) any Default of any covenant or agreement made or to be performed by Purchaser pursuant this Agreement; provided, such Default shall not be subject to the Deductible nor limited by the Cap; or

            (c) Any Liability of Seller assumed by Purchaser pursuant to the terms of this Agreement or any Transactional Document, including without limitation all Liabilities assumed by Purchaser pursuant to Article 3; provided, such shall not be subject to the Deductible nor limited by the Cap.

            (d) Any personal Liability of Kevin Sheehan described in Section
9.16;

provided, such shall not be subject to the Deductible nor limited by the Cap.

      8.4 Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which any Person or Persons entitled to indemnification pursuant to Section 8.2 or Section 8.3 intends to seek indemnification under such Section (the "Indemnified Party") or
(b) receipt by the Indemnified Party of written notice of any demand, claim or circumstances which, with the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any Litigation that may result in a Loss (an "Asserted Liability"), the Indemnified Party shall give notice thereof (the "Claims Notice") to any other party or parties obligated to provide indemnification pursuant to Section 8.2 or Section
8.3 (the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Loss. If a Claims Notice is not provided promptly as required by this Section 8.4, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party to the extent that the Indemnifying Party has not established that it has been prejudiced by such late receipt of the Claims Notice. Notwithstanding the foregoing sentence, however, if the Claims Notice is not provided prior to compromise or payment of any Asserted Liability by the Indemnified Party, the Indemnified Party shall only be entitled to indemnification by the Indemnifying Party to the extent that the Indemnified Party has established that the Indemnifying Party has not been prejudiced by such late receipt of the Claims Notice.

      8.5 Opportunity to Contest. The Indemnifying Party may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Indemnified Party, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 8.5 to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account, to compromise or contest any Asserted Liability, and (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Asserted Liability or consent to entry of any judgment which does not include an unconditional term releasing the Indemnified Party from all Liability in respect of such Asserted Liability. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. Each of Seller and Purchaser shall cooperate fully with the other as to all Asserted Liabilities, shall make available to the others as reasonably requested all information, records, and documents relating to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. Each of Seller and Purchaser also shall make available to the other, as reasonably requested, its personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

      8.6 Subrogation Rights. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 8, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this
Article 8 in connection with such Loss.

      8.7 Indemnification Payments. Subject to the terms hereof and unless contested pursuant to Section 8.5, an Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from an Asserted Liability) under this Article 8 within ten (10) days of receipt of the Claims Notice thereof and the full amount of any Loss resulting from an Asserted Liability within ten (10) days of the date such Litigation is terminated or the date a final judgment or award is rendered and no appeal is taken, and thereafter the amount of such Loss shall bear interest at a rate equal to the lesser of two percent (2%) per month or the maximum amount permitted by law. Purchaser shall be entitled to offset from any payments due to Seller for any reason whatsoever, including any Earn Out Payment, any amount due and owing to Purchaser by way of indemnification pursuant to this Article, and Purchaser shall not be liable for any amounts so offset.

                                  MISCELLANEOUS

      9.1 Notices.

            (a) All notices, requests, demands and other communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, or (iii) sent by national overnight courier service to the parties or their assignees, addressed as follows:

                To Seller:              TakeMeOnVacation, LLC
                                        RVM Promotions, LLC
                                        RVM Vacations, LLC
                                        2900 Gateway Drive
                                        Pompano Beach, Florida 33069
                                        Attention: Kevin Sheehan

                with copies to:         Gary Epstein, Esq.
                                        Phillip J. Kushner, Esq.
                                        Greenberg, Traurig, P.A.
                                        1221 Brickell Avenue
                                        Miami, Florida 33131

                To Purchaser:           Leisure Plan, Inc.
                                        c/o Bluegreen Corporation
                                        4960 Conference Way North
                                        Suite 100
                                        Boca Raton, Florida 33431
                                        Attention: Randi Tompkins, Esq.

                With copies to:         James J. Scavo, Esq.
                                        Weinstock & Scavo, P.C.
                                        3405 Piedmont Road N.E.
                                        Atlanta, Georgia 30305

            (b) All notices, requests, instructions or documents given to any party in accordance with this Section9.1 shall be deemed to have been given (i) on the date of receipt if delivered by hand, overnight courier service or (ii) on the date three (3) Business Days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed.

            (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section.

      9.2 Entire Agreement. This Agreement, the schedules attached hereto and the Transaction Documents constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, and all contemporaneous oral negotiations, discussions, writings and agreements relating to the subject matter of this Agreement.

      9.3 Modifications, Amendments and Waivers.

            (a) The parties hereto may, by mutual written agreement and in no other manner make any other modifications of this Agreement approved by each of the parties hereto.

            (b) The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

      9.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective estates, successors, legal or personal representatives, heirs, and assigns, but no assignment shall relieve any party of the obligations hereunder. This Agreement cannot be assigned by any party without the prior written consent of the other parties hereto.

      9.5 Table of Contents; Captions; References. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to "Section," or "Article" shall be deemed to be references to a Section or Article of this Agreement.

      9.6 Governing Law. This Agreement has been negotiated and executed in the State of Florida, will be substantially performed in the State of Florida, and shall be controlled, construed and enforced in accordance with the substantive Laws of the State of Florida, without respect to the Laws related to choice or conflicts of Laws.

      9.7 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

      9.8 Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. To the extent such determination is reasonably likely to give rise to a Material Adverse Change, the parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

      9.9 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be, nor shall be, exclusive of any other remedy available at law, in equity or otherwise.

      9.10 Jurisdiction; Consent to Service of Process.

            (a) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any state or superior court of the State of Florida located in Palm Beach County, Florida or the United States District Court for the Southern District of Florida, and any appellate court thereof, in any Litigation arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all Litigation may be heard and determined in such state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that it will not institute or seek to institute any Litigation arising out of or relating to this Agreement (other than an Litigation seeking enforcement of a judgment) in any forum other than a state or circuit court of the State of Florida located in Palm Beach County, Florida or the United States District Court for the Southern District of Florida.

            (b) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any Litigation arising out of or relating to this Agreement in any state or circuit court located in Palm Beach County, Florida or the United States District Court for the Southern District of Florida. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Litigation in any such court.

      9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but all of such counterparts shall together constitute one and the same instrument.

      9.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Seller whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

      9.13 The Berkley Contracts. Purchaser and Seller acknowledge the existence of those two certain Contracts dated the 21st day of March, 2000 (Berkley Prospect Generation Contract) and the _____ day of __________, 2000 (Berkley Relationship Contract) (undated) each being by and between the Berkley Group, a Florida corporation, and Paramount Marketing Consultants, Inc., a Florida corporation ("Paramount"), its Affiliates and others (hereinafter collectively referred to as the "Berkley Contracts"). Such Berkley Contracts are hereunder denominated Contracts of Seller.

            (a) The Berkley Prospect Generation Contract shall be assigned by Paramount to Purchaser such that Purchaser shall receive all payments thereunder and Purchaser shall assume the obligation to perform thereunder. Such contract shall expressly require Berkley to acquire Prospects from Purchaser

            (b) The Berkley Relationship Contract shall not be assigned to Purchaser nor shall the Berkley Relationship Contract be assigned to any other Person. The Berkley Relationship Contract shall be amended to remove therefrom any rights of exclusivity and shall be amended as agreed by Purchaser and Seller.

      9.14 The Excalibur Marketing Agreement. Excalibur Marketing, an Affiliate of Seller, has entered into a Contract dated March 5, 2001 (the "Excalibur Contract") with Seller by means of which Excalibur pays TMOV a per tour fee for tours and Prospects to Las Vegas, Nevada. The assignment of such Contract and the payments thereunder to Purchaser, and the consent thereto by all relevant Third Parties (including Persons who are parties to such Excalibur Contract) is an express condition precedent to the obligation of Purchaser hereunder. The fees payable to Purchaser by Excalibur under such Contract shall be Ten ($10.00) Dollars per Prospect arriving at the Las Vegas Welcome Center maintained by Excalibur up to Nine Hundred (900) such Prospects, with the cost per Prospect decreasing by increments of One Dollar ($1.00) per one hundred (100) Prospects.

      9.15 Continued Prospect Generation. Following the Closing Date, Affiliates of Seller, including but not limited to Paramount may continue to generate Prospects. At Closing a Prospect Generation Agreement substantially the same as the Berkley Relationship Contract shall be entered into by and between Purchaser and Paramount, (and Affiliates of Paramount), by which Paramount and its Affiliates will agree to provide solely and exclusively to Purchaser (and Affiliates of Purchaser) Prospects that Paramount produces from its respective marketing efforts for use by Purchaser and its Affiliates in their efforts to sell Timeshare Interests in Purchaser-owned Timeshare Resorts or resorts owned by Purchaser Affiliates subject, however, to the right of Paramount to produce Prospects to Berkley as provided in Section 9.13 of this Agreement. The agreed-upon prices for the production of Prospects to Purchaser in accordance with such Agreement will be Two Hundred Eighty ($280.00) Dollars for a Day Drive, Three Hundred Seventy-Five ($375.00) Dollars for a Mini-Vacation (containing one or two nights vacation) and Four Hundred Fifty ($450.00) Dollars for an Extended Stay Vacation (three nights or more). Such Agreement shall provide that if Paramount or their Affiliates handle reservations for Purchaser, then the reservations shall be handled at Twenty-five ($25.00) Dollars per reservation, which amount is included in the per Prospect fee set forth in this paragraph and shall only be chargeable if the Prospect originates from Purchaser's operations independent of the Assets and such Prospect makes a reservation through the Assets.

      9.16 Kevin Sheehan Personal Obligations. Purchaser and Seller acknowledge that Kevin Sheehan, as a principal of Seller, is personally obligated on a variety of Contracts relating to the Seller, including equipment leases and the merchant account, as referred to in Paragraph 3.5 of this Agreement. Such equipment leases are more fully set forth on SCHEDULE 12.16 attached hereto. Purchaser agrees that it shall as soon as reasonably practicable use its commercially reasonable efforts to remove and release Kevin Sheehan from such obligations or Liability thereunder as assumed by Purchaser subject to and limited by Article 3 of this Agreement. Purchaser agrees routinely to inform Seller and Kevin Sheehan of Purchaser's efforts in removing and releasing Kevin Sheehan from such. To the extent that Seller or Purchaser is unable to remove Kevin Sheehan from such personal obligations, then Purchaser shall indemnify and hold harmless

Kevin Sheehan from all losses in respect to such personal obligations subject to and limited by, Article 3 and Article 9 of this Agreement.

      IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

SELLER:

TAKEMEONVACATION, LLC


/S/ JERRY BUTCHER
----------------------------------
        Signature

By:     Jerry Butcher
   -------------------------------

Title:        CEO
      ----------------------------


Attest: /S/ CLAYTON G. GRING, JR.
       ---------------------------


By:     Clayton G. Gring, Jr.
   -------------------------------

                       [Signatures continued on next page]

RVM PROMOTIONS, LLC

/S/ JERRY BUTCHER
----------------------------------
             Signature

By:     Jerry Butcher
   -------------------------------

Title:      CEO
      ----------------------------

Attest: /S/ CLAYTON G. GRING, JR.
       ---------------------------

By:     Clayton G. Gring, Jr.
   -------------------------------


RVM VACATIONS, LLC

/S/ JERRY BUTCHER
----------------------------------
            Signature

By:     Jerry Butcher
   -------------------------------

Title:      CEO
      ----------------------------

Attest: /S/ CLAYTON G. GRING, JR.
       ---------------------------

By:     Clayton G. Gring, Jr.
   -------------------------------


PURCHASER:

LEISURE PLAN, INC., a Florida Corporation

/S/ RANDI S. TOMPKINS
----------------------------------
            Signature

By:     Randi S. Tompkins
   -------------------------------

Title:  Secretary
      ----------------------------

Attest: /S/ CYNTHIA B. VASQUEZ
       ---------------------------

By:     Cynthia B. Vasquez
   -------------------------------

      By execution herein below, Bluegreen Corporation guarantees the payment, when due, by Purchaser to Seller of the Initial Purchase Price, the Deferred Purchase Price Payment and those portions of the Earn Out Payment earned by Seller during the Earn Out Period, as provided for in this Agreement and payment, when due, all Liabilities as are assumed by Purchaser in accordance with the provisions of Article 3 of this Agreement. Bluegreen Corporation also, by execution hereinbelow, guarantees performance of all obligations under this Agreement to be performed following the Closing Date by it or Purchaser.

BLUEGREEN CORPORATION,
a Massachusetts corporation


/S/ RANDI S. TOMPKINS
----------------------------------
            Signature

By:     Randi S. Tompkins
   -------------------------------

Title:  Vice President
      ----------------------------

Attest: /S/ CYNTHIA B. VASQUEZ
       ---------------------------

By:     Cynthia B. Vasquez
   -------------------------------


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